UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2012

UGI Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 610 337-1000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2012, UGI Energy Services, Inc. (“UGIES”), as borrower, and an indirect, wholly owned subsidiary of UGI Corporation (“UGI”), entered into an amended and restated unsecured credit agreement (the “Credit Agreement”) with a group of lenders, including JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”). The Credit Agreement provides for a $240 million revolving credit facility, including a $50 million sublimit for the issuance of letters of credit and a $30 million sublimit for swingline borrowings. UGIES has an option to increase the commitments under the Credit Agreement by up to an additional $30 million, to a total of $270 million, upon the receipt of commitments from one or more lenders. The Credit Agreement is available to provide funds for general corporate purposes of UGIES and its subsidiaries in the ordinary course of business and to fund dividend payments by UGIES, provided that, after giving effect to dividend payments, the Total Leverage Ratio (as defined in the Credit Agreement) does not exceed 2.25 to 1.00. The maturity date of the Credit Agreement is June 15, 2016.

Borrowings under the Credit Agreement bear interest at either (i) an “alternate base rate” (“ABR”) equal to the greater of (a) the Agent’s prime rate, (b) the rate determined by the Agent to be the federal funds rate plus 0.5%, and (c) a rate derived from the London Interbank Offered Rate (the “LIBO Rate”) as adjusted for statutory reserve requirements for Eurocurrency liabilities, plus 1.50% per annum for each ABR Borrowing (as defined in the Credit Agreement) or (ii) the LIBO Rate plus 2.50% per annum for each Eurodollar Revolving Loan (as defined in the Credit Agreement).

The Credit Agreement is guaranteed by certain of the subsidiaries of UGIES (together with UGIES, the “Loan Parties”) pursuant to a Guaranty.

The Credit Agreement includes usual and customary affirmative and negative covenants that are binding on the Loan Parties (which are in each case subject to certain exceptions) including, but not limited to, restrictions on the ability of the Loan Parties to dispose of assets or enter into certain consolidations or mergers, incur additional indebtedness and guaranty obligations, create liens on their respective assets, make certain acquisitions or investments, make certain dividend or other distributions if any potential default or event of default exists and make any material change to the nature of their business. In addition, the Credit Agreement requires UGIES to abide by certain financial covenants, as follows: (i) a ratio of not more than 2.75 to 1.00 of Consolidated Total Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA (as defined in the Credit Agreement) for each of the four most recently completed fiscal quarters; (ii) a ratio of not less than 4.25 to 1.00 of Consolidated EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) for each of the four most recently completed fiscal quarters (each ratio is calculated as of the end of each fiscal quarter); (iii) a ratio of not more than 0.45 to 1.00 of Consolidated Total Indebtedness to Consolidated Total Capitalization (as defined in the Credit Agreement) at any time when Consolidated Total Indebtedness is greater than or equal to $250 million; and (iv) maintenance of Consolidated Net Worth (as defined in the Credit Agreement) as of the end of each fiscal quarter on or after December 31, 2012, of not less than $200 million.

The Credit Agreement contains customary events of default (which are in each case subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, with respect to nonpayment of principal or interest, breaches of representations and warranties, failure to perform or observe covenants, cross-defaults with certain other indebtedness, certain bankruptcy related events, cessation of business, monetary judgment defaults and certain change of control events.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of December 18, 2012, among UGI Energy Services, Inc., as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, and Wells Fargo Bank, National Association, as documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

December 21, 2012	By:	Hugh J. Gallagher
Name: Hugh J. Gallagher
Title: Treasurer

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of December 18, 2012, among UGI Energy Services, Inc., as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, and Wells Fargo Bank, National Association, as documentation agent.